American Balanced Fund

June 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$335,022
Class B	$2,539
Class C	$19,720
Class F1	$20,517
Class F2	$8,357
Total	$386,155
Class 529-A	$19,345
Class 529-B	$286
Class 529-C	$2,961
Class 529-E	$827
Class 529-F1	$883
Class R-1	$572
Class R-2	$5,061
Class R-3	$19,517
Class R-4	$31,390
Class R-5	$22,149
Class R-6	$41,564
Total	$144,555

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0190
Class B	$0.0912
Class C	$0.0924
Class F1	$0.1845
Class F2	$0.2145
Class 529-A	$0.1790
Class 529-B	$0.0767
Class 529-C	$0.0850
Class 529-E	$0.1487
Class 529-F1	$0.2064
Class R-1	$0.0936
Class R-2	$0.0964
Class R-3	$0.1482
Class R-4	$0.1847
Class R-5	$0.2209
Class R-6	$0.2275

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,775,427
Class B	25,840
Class C	214,461
Class F1	103,310
Class F2	53,179
Total	2,172,217
Class 529-A	109,089
Class 529-B	3,528
Class 529-C	35,094
Class 529-E	5,622
Class 529-F1	4,391
Class R-1	6,073
Class R-2	52,063
Class R-3	131,656
Class R-4	170,500
Class R-5	96,471
Class R-6	194,793
Total	809,280

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$25.39
Class B	$25.34
Class C	$25.27
Class F1	$25.37
Class F2	$25.38
Class 529-A	$25.35
Class 529-B	$25.38
Class 529-C	$25.34
Class 529-E	$25.34
Class 529-F1	$25.34
Class R-1	$25.24
Class R-2	$25.26
Class R-3	$25.28
Class R-4	$25.35
Class R-5	$25.40
Class R-6	$25.39